This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 1, 2001

RULE 424(b)5

REGISTRATION STATEMENT NO.  333-63366
Prospectus Supplement
(To Prospectus Dated July 6, 2001)

$

The Detroit Edison Company

$                                                      % Senior Notes due

$                                                      % Senior Notes due

      We will pay interest on the notes on  and                of each year, beginning                      , 200     . The           % notes will mature on                      , and the                % notes will mature on                      .

      We may redeem the notes at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement. There is no sinking fund for the notes.

      We will issue general and refunding mortgage bonds to secure the notes. On the release date, the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per %	Per %
	Note	Note	Total

Public offering price	%	%	$

Underwriting discount	%	%	$

Proceeds to The Detroit Edison Company (before expenses)%		%	$

      Interest on the notes will accrue from                      , 2001 to date of delivery.

      Delivery of the notes, in book-entry form only, will be made on or about                      , 2001.

Banc One Capital Markets, Inc.	Barclays Capital	Salomon Smith Barney

        BNY Capital Markets, Inc.

Comerica Securities

Credit Suisse First Boston

JPMorgan

Scotia Capital

Tokyo-Mitsubishi International plc

             , 2001

      You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      References in this prospectus supplement to “we,” “us,” “our” or “Detroit Edison” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries.

Table of Contents

Prospectus Supplement

Prospectus

Summary

       This summary highlights important information about The Detroit Edison Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

The Detroit Edison Company

General

      Detroit Edison, a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy, is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy in a 7,600 square mile area in southeastern Michigan. Detroit Edison’s service area includes about 13% of Michigan’s total land area and approximately five million people, which is about half of Michigan’s population. Detroit Edison’s residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

      The mailing address of The Detroit Edison Company’s principal executive offices is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-8000.

Electric Industry Restructuring

      Michigan Public Acts 141 and 142 permit Detroit Edison to recover certain stranded costs through securitization. The Michigan Public Service Commission, which we refer to as the MPSC, approved the issuance of securitization bonds for the benefit of Detroit Edison. Detroit Edison formed The Detroit Edison Securitization Funding LLC, which we refer to as the Securitization LLC, for the purpose of securitizing its stranded costs.

      In March 2001, the Securitization LLC issued $1.750 billion of its Securitization Bonds, Series 2001-1 and Detroit Edison sold $1.750 billion of stranded costs to its Securitization LLC. The Securitization Bonds mature over a period of up to fifteen years and have an average interest rate of 6.3%. Detroit Edison has implemented a non-bypassable surcharge on its customer bills, effective March 26, 2001.

      The Securitization LLC is independent of Detroit Edison, as is its ownership of the securitization property. Due to principles of consolidation, stranded costs sold by Detroit Edison to the Securitization LLC and the securitization bonds appear on Detroit Edison’s balance sheet. Detroit Edison makes no claim to these assets and ownership of such assets has vested in the Securitization LLC and been assigned to the trustee for the Securitization Bonds. The non-bypassable surcharge collected by Detroit Edison, acting in the capacity of a servicer for the Securitization LLC, are remitted to the trustee for the Securitization Bonds. Neither the securitization property nor funds collected from Detroit Edison’s customers for the payment of costs related to the Securitization LLC and Securitization Bonds are available to Detroit Edison’s creditors.

      As a result of Detroit Edison’s June 2000 5% rate reduction, sale of certain of its stranded costs and the related sale of Securitization Bonds, Detroit Edison’s operating revenues and income are expected to be reduced in 2001 and future years. This revenue reduction is offset by the certainty of stranded cost recovery that resulted from the issuance of the Securitization Bonds.

      As a result of the suspension of the power supply cost recovery (PSCR) clause in June 2000, Detroit Edison’s distribution of yearly earnings has shifted significantly. The first and fourth quarters of the year show higher earnings, while lower earnings are realized in the second and third quarters. The PSCR clause suspension also has an impact on earnings, since rates are no longer adjusted for changes in fuel and purchased power expenses.

      In October 2000, the MPSC initiated a case to determine the methodology of calculating net stranded costs, as required by Public Act 141 of 2000. In a filing on February 23, 2001, Detroit Edison defined net stranded costs as the economic harm that results from the loss of bundled rate generation revenue resulting from electric choice, offset by the benefits received when Detroit Edison sells this available power into the market. Detroit Edison proposed a zero transition charge for the year 2002. A transition charge or credit would begin in 2003, based on actual net stranded costs or benefits experienced in 2002. The MPSC Staff proposed to determine a net stranded cost transition charge based on revenue requirements for the fixed cost component of generation plant, with a surcharge floor of zero. Other parties proposed different methodologies that would result in credit surcharges. An order is not expected before the fourth quarter 2001.

      Effective January 2001, Detroit Edison transferred its transmission assets, with a book value of approximately $390 million, to a wholly owned subsidiary, International Transmission Company, which we refer to as ITC. On May 31, 2001, Detroit Edison distributed 100% of its ownership interest in ITC to DTE Energy. Detroit Edison expects that the transaction and the related impact of the ratemaking process will have the effect of reducing net income by approximately $15 million in 2001 and approximately $52 million per year thereafter.

DTE Energy Company

      DTE Energy, a Michigan corporation incorporated in 1995, is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended. On May 31, 2001, DTE Energy completed the acquisition of MCN Energy Group Inc., which we refer to as MCN.

Restructuring Charge

      In June 2001, Detroit Edison recorded a restructuring charge of $163 million ($106 million after tax). The charge was associated with a workforce reduction plan in conjunction with DTE Energy’s acquisition of MCN, which included early retirement incentives along with voluntary separation arrangements for 890 employees primarily in overlapping corporate support functions. Approximately $13 million of the benefits have been paid as of June 30, 2001 and it is anticipated that the remaining benefits will be paid from the Detroit Edison retirement plan.

The Offering

       For a more complete description of the terms of the notes, see “Description of Notes.”

The Issuer	The Detroit Edison Company.

Offered Securities	$ aggregate principal amount of % Senior Notes due , and $ aggregate principal amount of % Senior Notes due . We refer to the offered securities collectively as the notes.

Maturity	The % notes will mature on , and the % notes will mature on .

Interest Payment Dates	We will pay interest on the notes in arrears on and of each year, beginning .

Optional Redemption	The notes may be redeemed at our option, in whole or in part, at any time at the redemption prices described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Security	We will issue general and refunding mortgage bonds, which we refer to as mortgage bonds, to secure each series of the notes. We refer to these bonds as the related series of mortgage bonds. On the date, which we refer to as the release date, that we have retired all of our mortgage bonds, other than mortgage bonds subject to the release provisions described in this prospectus supplement, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, each as defined in this prospectus supplement, the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.

At the date of this prospectus supplement, the related series of mortgage bonds are the only series of mortgage bonds subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of June 30, 2001, we had outstanding mortgage bonds in an aggregate principal amount equal to approximately $2.3 billion, or 24% of our Net Tangible Assets and 33% of our Capitalization, of which approximately $ aggregate principal amount will not mature or be subject to redemption at our option prior to maturity of the notes. Therefore, the release date will not occur before the notes mature, unless we repurchase, prior to the stated maturity of the notes, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, that mature on or after the stated maturity of the notes.

Use of Proceeds	We estimate that the net proceeds of the offering will be approximately $ . We intend to use these proceeds for debt redemptions and general corporate purposes.

Cautionary Statements Regarding Forward-Looking Statements

       Statements contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected or estimated in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following:

•	interest rates,

•	the level of borrowings,

•	weather,

•	actual sales,

•	changes in the cost of fuel and purchased power due to the suspension of the power supply cost recovery mechanism,

•	the effects of competition and the phased-in implementation of customer choice, the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in rates and earnings), and

•	environmental and nuclear requirements and the impact of Federal Energy Regulatory Commission proceedings and regulations.

      In addition, expected results will be affected by the merger of Detroit Edison’s parent company, DTE Energy, with MCN and the timing of the accretive effect of such merger.

      Because such forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the date of any document incorporated by reference herein or therein.

      All subsequent written and oral forward-looking statements attributable to Detroit Edison or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and at DTE Energy’s website at http://www.dteenergy.com. The information on this website is not incorporated by reference in this prospectus supplement or the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

Use of Proceeds

       We will use the net proceeds from the sale of the notes for debt redemptions and general corporate purposes.

Capitalization

       The following table sets forth our consolidated cash and cash equivalents, short-term debt, current portion of long-term debt and capital lease obligations and capitalization at June 30, 2001 and as adjusted to reflect (i) the issuance of the notes and use of proceeds, (ii) the issuance in September 2001 of $139,855,000 aggregate principal amount of mortgage bonds of Detroit Edison securing pollution control bonds and (iii) the redemption or repurchase of approximately $201,480,000 aggregate principal amount of mortgage bonds of Detroit Edison since June 30, 2001. The information set forth below is only a summary and should be read together with the consolidated financial statements of Detroit Edison and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At June 30, 2001

		As
	Actual	Adjusted

	(unaudited)
	(in thousands)

Cash and cash equivalents	$52,121	$

Short-term debt	$12,998	$

Current portion of long-term debt and capital lease obligations	$173,335	$

Long-term debt (including capital leases and excluding current maturities, quarterly income debt securities and non-recourse debt)*	$2,544,472	$

Non-recourse debt:

Securitization bonds	$1,710,340

Quarterly income debt securities	$385,122

Common shareholder’s equity	$2,401,932

Total capitalization	$7,041,866	$

*	Approximately $2.3 billion of outstanding long-term debt consists of mortgage bonds. The balance is unsecured debt, including capital leases.

Selected Historical Consolidated Financial Information

       The following table includes our selected consolidated financial data on a historical basis for the three years ended December 31, 2000 and the six months ended June 30, 2000 and June 30, 2001. The year-end financial data have been derived from our audited financial statements which have been examined and reported upon by Deloitte & Touche LLP, independent public accountants. See “Experts” in the accompanying prospectus. The financial data for the six months ended June 30, 2000 and June 30, 2001 have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the three months and six months ended June 30, 2001, our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

				Six Months Ended
	Year Ended December 31,			June 30,

	1998	1999	2000	2000(a)	2001(a)

	(dollars in millions)			(unaudited)

Income Statement

Operating revenues	$3,902	$4,047	$4,129	$2,020	$2,016

Operating expenses	2,932	3,112	3,256	1,583	1,817

Net income	418	434	411	188	36

Balance Sheet (end of period)

Total assets	10,987	11,051	10,986	11,044	10,867

Long-term debt and capital lease obligations	3,203	3,052	3,104	3,106	4,255

Quarterly income debt securities	385	385	385	385	385

Common shareholder’s equity	3,513	3,628	3,723	3,659	2,402

Other Financial Information

Ratio of earnings to fixed charges(b)	3.19	3.01	2.88	2.86	1.25

(a)	Our financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year.

(b)	For the purposes of computing this ratio, earnings represent net income before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

Description of Notes

       Set forth below is a description of the specific terms of the notes. This description supplements and to the extent inconsistent, replaces, and should be read together with, the description of the general terms and provisions of the debt securities and the mortgage bonds set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the indenture, dated as of June 30, 1993, as supplemented, between Detroit Edison and Bank One Trust Company, National Association, as trustee, under which the notes will be issued, which we refer to as the indenture. We refer to Bank One Trust Company, National Association or any successor or additional trustee, in its capacity as trustee under the indenture, as the indenture trustee for purposes of this prospectus supplement.

General

      The notes will be issued as two series of senior debt securities under the indenture. The           % notes will be limited in aggregate principal amount initially to $          , and the           % notes will be limited in aggregate principal amounts initially to $          . We may, without the consent of the holders, increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP number as the applicable series of notes being offered hereby, subject to compliance with any limitations on our ability to issue mortgage bonds securing the additional notes.

      The notes will be issued only in fully-registered form in denominations of $1,000 and its integral multiples. The notes will be issued in book-entry form through the facilities of The Depository Trust Company, also referred to as DTC. Transfers or exchanges of beneficial interests in the notes may be effected only through records maintained by DTC or its nominee. Settlement and secondary trading in the notes will be in same-day funds. Payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described in the accompanying prospectus. See “Description of Debt Securities — Book-Entry Securities” in the accompanying prospectus.

Interest and Principal

      The notes will bear interest at the applicable rates set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on           and           of each year, beginning                      . Interest will be paid to the person in whose name the applicable note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

      The entire principal amount of the           % notes and the           % notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                      and                      , respectively. The notes are redeemable at the option of Detroit Edison as described below under “— Optional Redemption.” The notes are not subject to any sinking fund provision.

      “Business day” means any day other than a day on which banking institutions in The State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Optional Redemption

      The notes may be redeemed at our option, in whole or in part, at any time. The optional redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus basis points, in the case of the % notes, and basis points, in the case of the % notes, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

      Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

      We will notify the indenture trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes of a series are to be redeemed, the indenture trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate.

      “Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any optional redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the indenture trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

      “Reference Treasury Dealer” means (A) Banc One Capital Markets, Inc., Barclays Capital Inc. and Salomon Smith Barney Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the indenture trustee after consultation with us.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Security; Release Date

      Upon the issuance of the notes, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for each series of the notes, a series of mortgage bonds, which we refer to as the related series of mortgage bonds, in an aggregate principal amount equal to the aggregate principal amount of the notes, under the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and First Chicago Trust Company of New York, as mortgage trustee, as supplemented and amended by the supplemental indenture relating to the related series of mortgage bonds, which we refer to collectively as the mortgage.

      Detroit Edison has agreed to issue the mortgage bonds in the name of the indenture trustee in its capacity as trustee under the indenture, and the indenture trustee has agreed to hold the mortgage bonds in such capacity under all circumstances and not transfer the mortgage bonds until the earlier of the release date or the prior retirement of the notes through redemption, repurchase or otherwise. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions for the related series of mortgage bonds will be identical to those of the applicable series of the notes. Payments that Detroit Edison makes on a series of notes will satisfy its obligations with respect to corresponding payments due on the related series of mortgage bonds.

      The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions described herein, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets (as defined below under “— Covenants”) or 5% of our Capitalization (as defined below under “— Covenants”), have been retired through payment, redemption or otherwise. On the release date, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. Detroit Edison will be required to give notice to the holders of the notes of the occurrence of the release date.

      The related series of mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on a parity with all other mortgage bonds of Detroit Edison. On the release date, the related series of mortgage bonds will no longer secure the notes, and the notes, together with all other debt securities secured by mortgage bonds subject to the release provisions, will, at Detroit Edison’s option, either become unsecured general obligations of Detroit Edison, ranking equally with all of Detroit Edison’s other unsecured senior indebtedness, or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. If Detroit Edison does not elect to have the notes become unsecured on the release date, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for such notes, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions will be identical to those of the applicable series of notes, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related notes then outstanding. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.

      In the event that Detroit Edison elects to have the notes become unsecured on the release date, Detroit Edison’s ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. See “— Covenants” below. In addition, on and after the release date, the occurrence of a “default,” as such term is defined in the mortgage, will no longer constitute an event of default under the indenture with respect to the notes. See “Description of Debt Securities — Provisions Applicable to All Debt Securities Other than Mortgage Bonds — Events of Default” in the accompanying prospectus. If the notes are secured by substitute mortgage bonds, then the occurrence of a “default,” as such term shall be defined in the substitute mortgage, will constitute an event of default under the indenture.

      At the date of this prospectus supplement, the related series of mortgage bonds are the only series of mortgage bonds subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of June 30, 2001, we had outstanding mortgage bonds in an aggregate principal amount equal to approximately $2.3 billion, or 24% of our Net Tangible Assets and 33% of our Capitalization, of which approximately $          aggregate principal amount will not mature or be subject to redemption at our option prior to maturity of the notes. Therefore, the release date will not occur before the notes mature, unless we repurchase, prior to the stated maturity of the notes, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, that mature on or after the stated maturity of the notes.

      In addition, Detroit Edison may discharge and defease its obligations under the notes as described under “Description of Debt Securities — Provisions Applicable to All Debt Securities Other than Mortgage Bonds — Satisfaction and Discharge” in the accompanying prospectus. Upon compliance by Detroit Edison with the conditions to discharge and defeasance of the notes, the notes would no longer be secured by the related series of mortgage bonds. In addition to satisfying the conditions for defeasance described in the accompanying prospectus, as a condition to discharge and defeasance of the notes, Detroit Edison must deliver to the indenture trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by Detroit Edison, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the supplemental indenture relating to the notes.

      At June 30, 2001, Detroit Edison could have issued approximately $3.9 billion of mortgage bonds on the basis of unbonded net property additions, assuming an interest rate of 6.5% for purposes of the earnings test under the mortgage, and approximately $2.7 billion of mortgage bonds on the basis of mortgage bond retirements ($                     after giving effect to the issuance of the notes and the related mortgage bonds). See “Description of Debt Securities — Provisions Applicable to General and Refunding Mortgage Bonds” in the accompanying prospectus.

Covenants

      The notes will be issued under the indenture, including the supplemental indenture relating to the notes, which contains covenants that, among other things, limit our ability to incur certain liens or engage in certain sale-leaseback transactions on or after the release date, unless substitute mortgage bonds are issued to secure the notes.

      As used in this prospectus supplement, the following terms have the meanings indicated:

      “Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

      “Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.

      “Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

      “Operating Property” means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

      “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the supplemental indenture relating to the notes and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

      “Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

Limitations on Liens

      The indenture provides that, from and after the release date, unless substitute mortgage bonds are issued to secure the notes, so long as any notes are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon Operating Property owned by us, whether owned at the release date or subsequently acquired, without effectively securing the notes (together with, if we shall so determine, any other indebtedness of ours ranking equally with the notes) equally and ratably with the Debt (but only so long as the Debt is so secured).

      The foregoing restriction will not apply to:

•	Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;

•	Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us, provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation or other disposition and is not created in contemplation of the merger, consolidation or other disposition;

•	Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within 6 months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18-month period;

•	Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

•	Any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the exceptions listed above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

      In addition, notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions, and Sale and Lease-Back Transactions that are permitted by the first sentence of “Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or (ii) the assets of any of our subsidiaries.

Limitations on Sale and Lease-Back Transactions

      The indenture provides that so long as the notes are outstanding from and after the release date, unless substitute mortgage bonds are issued to secure the notes, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to “Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the notes, (b) after giving effect to the Sale and Lease-Back transaction, we could incur pursuant to the provisions described in the last paragraph under “Limitation on Liens,” at least $1.00 of additional Debt secured by liens (other than Liens permitted by clause (a)), or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of notes or other debt of Detroit Edison ranking equally with the notes, subject to reduction for notes and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Concerning the Trustees

      Bank One Trust Company, National Association is the trustee under the indenture and an affiliate of First Chicago Trust Company of New York, the trustee under the mortgage. Affiliates of the trustees act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of the trustees, should they become creditors of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by them in respect of any such claims, as security or otherwise. The trustees are permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if the trustees acquire any conflicting interests they must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.

Underwriting

       Subject to the terms and conditions stated in the underwriting agreement with respect to the notes, each of the underwriters named below has agreed to purchase, and The Detroit Edison Company has agreed to sell to such underwriters, the following respective principal amount of notes of each series:

	Principal Amount	Principal Amount
Underwriter	of % Notes	of % Notes

Banc One Capital Markets, Inc.	$	$

Barclays Capital Inc.

Salomon Smith Barney Inc.

BNY Capital Markets, Inc.

Comerica Securities, Inc.

Credit Suisse First Boston Corporation

J.P. Morgan Securities Inc.

Scotia Capital (USA) Inc.

Tokyo-Mitsubishi International plc

Total	$	$

      The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

      The underwriters propose to offer the notes initially at the applicable public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of      % of the principal amount per           % note and      % of the principal amount per           % note, respectively. The underwriters and selling group members may allow a discount of      % of the principal amount per           % note and      % of the principal amount per           % note, respectively, on sales to other broker/dealers. After the initial offering of the notes to the public, the public offering price and such commissions and concessions may be changed by the underwriters.

      The following table shows the underwriting discounts to be paid to the underwriters by The Detroit Edison Company in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
The Detroit
Edison Company

Per % note	%

Per % note	%

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      We estimate that our total out-of-pocket expenses for this offering will be approximately $          .

      The notes are new issues of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

      The underwriters and/or their affiliates have acted as lenders, and provided investment and commercial banking and other related services, to us and our affiliates in the ordinary course of business, and may do so in the future. The underwriters and/or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses in connection with such loans and other services. In addition, Banc One Capital Markets, Inc. is an affiliate of each of Bank One Trust Company, National Association and First Chicago Trust Company of New York, which are the respective trustees under the indenture and the mortgage.

      Detroit Edison has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

      We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Prospectus

$750,000,000

The Detroit Edison Company

Debt Securities

         By this prospectus, The Detroit Edison Company from time to time may offer senior secured debt securities, including general and refunding mortgage bonds and other senior debt securities secured by mortgage bonds, and/or unsecured debt securities, which may be senior or subordinated.

      This prospectus provides a general description of the debt securities Detroit Edison may offer. Supplements to this prospectus will describe the specific terms of the debt securities that Detroit Edison actually offers. This prospectus may not be used to sell debt securities unless it is accompanied by a prospectus supplement that describes those debt securities.

      Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 6, 2001.

About This Prospectus

       This prospectus is part of a registration statement that The Detroit Edison Company, which we refer to as Detroit Edison, filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, Detroit Edison may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total offering price of $750,000,000, including the U.S. dollar equivalent of non-U.S. dollar offerings. This prospectus provides you with a general description of the debt securities Detroit Edison may offer. Each time Detroit Edison offers to sell debt securities, Detroit Edison will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

Cautionary Statements Regarding Forward-Looking Statements

       This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following variables:

•	interest rates,

•	the level of borrowings,

•	weather,

•	actual sales,

•	changes in the cost of fuel and purchased power due to the suspension of the power supply cost recovery mechanism,

•	the effects of competition and the phased-in implementation of customer choice, the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in rates and earnings), and

•	environmental and nuclear requirements and the impact of Federal Energy Regulatory Commission proceedings and regulations.

      In addition, expected results will be affected by the merger of Detroit Edison’s parent company, DTE Energy Company, with MCN Energy Group Inc. and the timing of the accretive effect of such merger.

      Because such forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

      All subsequent written and oral forward-looking statements attributable to Detroit Edison or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000.

The Detroit Edison Company

       Detroit Edison, a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE, is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy in a 7,600 square mile area in southeastern Michigan. Detroit Edison’s service area includes about 13% of Michigan’s total land area and approximately five million people, which is about half of Michigan’s population. Detroit Edison’s residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

      On May 31, 2001, DTE completed its merger with MCN Energy Group Inc., in a transaction in which MCN Energy Group Inc. was merged into DTE Enterprises, Inc., a wholly-owned subsidiary of DTE. Following the merger, DTE and DTE Enterprises, Inc. are exempt holding companies under the Public Utility Holding Company Act of 1935.

      Effective January 2001, Detroit Edison transferred its transmission assets, with a book value of approximately $390 million, to International Transmission Company, then a wholly-owned subsidiary of Detroit Edison. On May 31, 2001, Detroit Edison transferred 100% of the shares of International Transmission Company, in the form of a distribution, to DTE. Detroit Edison expects that the transaction and the related impact of the rate-making process will have the effect of reducing net income in 2001 and thereafter.

      The mailing address of The Detroit Edison Company’s principal executive offices is 2000 2nd Avenue, Detroit Michigan, 48226-1279, and its telephone number is (313) 235-8000.

Use of Proceeds

       Except as we may otherwise state in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital; and

•	capital expenditures.

      The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Pending the application of proceeds, we may invest the funds temporarily in short-term investment grade securities.

Ratios of Earnings to Fixed Charges

       Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below.

	Three
	Months
	Ended	Year Ended December 31,
	March 31,
	2001	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	3.10	2.88	3.01	3.18	3.24	2.71

      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income or losses from continuing operations plus income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest.

Description of Debt Securities

General

      The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities we may offer under this prospectus. The debt securities, other than general and refunding mortgage bonds, are to be issued under an indenture, dated as of June 30, 1993, as supplemented, and supplemental indentures creating each applicable series of debt securities, which we refer to collectively as the indenture, between Detroit Edison and Bank One Trust Company, National Association, as successor trustee. We refer to Bank One Trust Company, National Association, or any successor or additional trustee, in its capacity as trustee under the indenture, as the indenture trustee for purposes of this section.

      The general and refunding mortgage bonds, which we refer to as the mortgage bonds, are to be issued under and secured by the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and First Chicago Trust Company of New York, as successor trustee, as amended and supplemented by various supplemental indentures and as to be further amended and supplemented by one or more supplemental indentures creating the mortgage bonds, which we refer to collectively as the mortgage. We refer to First Chicago Trust Company of New York, or any successor or additional trustee, in its capacity as trustee under the mortgage, as the mortgage trustee for purposes of this section. Each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, by mortgage bonds. The indenture trustee is an affiliate of the mortgage trustee.

      The indenture does not limit the amount of debt securities we may issue under it and provides that additional securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. See “— Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Bonds” in this prospectus for information regarding limitations on the amount of mortgage bonds issuable under the mortgage.

      Unless otherwise indicated in the applicable prospectus supplement, we will issue registered debt securities in denominations of $1,000 and integral multiples of $1,000 and bearer securities in denominations of $5,000.

      We have filed copies of the indenture and the mortgage as exhibits to the registration statement of which this prospectus is a part. The summaries in this prospectus are summaries of certain provisions of the indenture and the mortgage and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the mortgage, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

      Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in fully registered book-entry form and in the name of The Depository Trust Company, as depositary, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

Provisions Applicable to All Debt Securities

General

      The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered securities. These terms will include some or all of the following:

•	the title or designation of the debt securities, which may include medium-term notes;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior indebtedness, including mortgage bonds, or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of Detroit Edison in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture or the mortgage, as the case may be;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•	the rate or rates, which may be fixed or variable, or the method or methods of determining the rate or rates at which the debt securities will bear any interest;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of any tax, assessment or governmental charge, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities shall be payable, and where any registered securities may be surrendered for registration of transfer, conversion or exchange;

•	a description of any provisions providing for redemption of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption;

•	any sinking fund terms;

•	the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if there is more than one trustee under the indenture or the mortgage, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities;

•	any other specific terms of the debt securities, which terms shall not be inconsistent with the provisions of the indenture or the mortgage, as the case may be.

      All debt securities of any one series need not be issued at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

      If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, premium, if any, or interest, if any, on any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units in the applicable prospectus supplement.

      Other than as described below under “— Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Mortgage Bonds” with respect to limitations on the issuance of mortgage bonds, neither the mortgage nor the indenture limits our ability to incur indebtedness. In addition, neither the mortgage nor the indenture affords holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Provisions Applicable to General and Refunding Mortgage Bonds

General

      The mortgage bonds, which we may issue directly or one of which may secure our obligations with respect to a series of secured debt securities, are to be issued under and secured by the mortgage. A copy of the mortgage is filed as an exhibit to the registration statement of which this prospectus is a part, and reference is hereby made to the mortgage for full and complete statements of the provisions thereof, including the definitions of certain terms used, and for other information with respect to the mortgage bonds.

      The following statements concerning the mortgage bonds and the mortgage are brief summaries of certain provisions contained in the mortgage. They do not purport to be complete and are qualified in their entirety by reference to the mortgage as noted below.

Sinking Fund Provisions and Collateral

      The mortgage contains no sinking fund or other similar restrictive requirements.

      The bonds of Series KKP No. 10-15, 1989 Series BP No. 2, 1991 Series AP, 1991 Series BP, 1991 Series CP, 1991 Series DP, 1991 Series EP, 1991 Series FP, 1992 Series AP, 1992 Series BP, 1992 Series CP, 1993 Series AP, 1993 Series FP, 1993 Series IP, 1994 Series AP, 1994 Series BP, 1995 Series AP, 1995 Series BP, 1999 Series AP, 1999 Series BP, 1999 Series CP, 2000 Series BP, 2001 Series AP and 2001 Series BP were issued as security for revenue bonds. The bonds of 1993 Series H, 1993 Series K and 1994 Series C were issued as security for Detroit Edison’s Remarketed Secured Notes 1993 Series A Due 2028, 1993 Series B due 2033, and 1994 Series C due 2034, respectively. Such bonds contain provisions which correspond to the revenue bonds or notes they collateralize in respect of principal amounts, interest rates, maturity dates and redemption. All payments of interest on, and reductions of the principal amounts of, such revenue bonds or notes will be credited as payments to, or will give rise to reductions of principal amounts of, the corresponding bonds issued under the mortgage.

Form and Denominations of Mortgage Bonds; Book-Entry Bonds

      The mortgage bonds may be issued in whole or in part in the form of one or more global securities that shall be deposited with, or on behalf of, DTC or such other depositary as may be specified, and registered in the name of a nominee of the depositary. See “— Book-Entry Securities.” We will issue the mortgage bonds only in fully registered form in denominations of $1,000 and integral multiples thereof or any authorized minimum denomination. Mortgage bonds of any denomination will be exchangeable without charge (except for stamp taxes and other governmental charges) for mortgage bonds of the same series of other denominations.

Priority and Security

      The mortgage bonds will rank equally as to security with all mortgage bonds of all other series outstanding under the mortgage except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the mortgage bonds of any series and except that, as provided in Section 3 of Article VI of the mortgage, the mortgage trustee may, when in possession during a default, apply any residue of collections to payment of principal of such mortgage bonds as are then due if all of the mortgage bonds have not become due.

      Detroit Edison has good and marketable title to all properties standing of record in its name (which include all of those properties on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon, other than pollution control facilities standing in the names of certain municipalities which are being sold to Detroit Edison pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant), subject to the lien of the mortgage and subject to minor exceptions, defects, irregularities and deficiencies which, in the opinion of Detroit Edison, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its distribution facilities as are located on public or other property. The mortgage is a first lien (subject only to excepted encumbrances as described in the mortgage) on a substantial portion of Detroit Edison’s properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by Detroit Edison, except that (1) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by Detroit Edison, (2) the mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (3) the mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to Detroit Edison.

Issuance of Additional Mortgage Bonds

      Additional mortgage bonds may be issued under the mortgage (Article III) on the basis of retirements of equal amounts of mortgage bonds or prior lien bonds; deposit of cash with the mortgage trustee; and 60% of property additions; provided that (in the case of the issue of mortgage bonds upon the basis of property additions or the deposit of cash) the earnings of Detroit Edison (after all taxes) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all mortgage bonds then outstanding under the mortgage, all mortgage bonds then applied for, and all prior lien bonds if there are any outstanding. Cash deposited with the mortgage trustee as the basis for the issuance of additional mortgage bonds may be withdrawn by Detroit Edison up to an amount equal to the aggregate principal amount of mortgage bonds to the authentication and delivery of which Detroit Edison shall have become entitled on the basis of property additions, or equal to the aggregate principal amount of mortgage bonds theretofore authenticated and delivered under the mortgage which are delivered to the mortgage trustee for cancellation (Article III, Section 7).

      At March 31, 2001, we could have issued approximately $4.2 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 7% for purposes of the earnings test, and approximately $2.3 billion of mortgage bonds on the basis of mortgage bond retirements.

Release Provisions

      Detroit Edison may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the mortgage bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the mortgage, all in the ordinary course of business (Article X, Sections 1 and 2); Detroit Edison may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the mortgage requirements (Article X, Sections 3 and 4; Article XA, Section 2); and the mortgage trustee is required to report annually to the mortgage bondholders with respect to any release, or release and substitution of property (Article XII, Section 7).

Modification

      Detroit Edison and the mortgage trustee may modify the mortgage and the rights and obligations of Detroit Edison and of the mortgage bondholders with the consent of Detroit Edison and of the holders of 85% of the principal amount of mortgage bonds outstanding; provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of mortgage bondholders necessary to consent to such modification (Article XV). The mortgage also provides that Detroit Edison and the mortgage trustee may enter into supplemental indentures for various purposes, adding to or not detracting from the undertakings of Detroit Edison, and that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act (Article XVI).

Events of Default and Remedies

      The following events of default are applicable to the mortgage bonds:

•	failure to pay interest when due on the mortgage bonds, continued for 90 days;

•	failure to pay principal of the mortgage bonds when due;

•	failure to pay interest on outstanding underlying or prior lien bonds when due, continued for 90 days; failure to pay principal on such bonds when due;

•	failure to perform or observe covenants, agreements or conditions contained in the mortgage, continued for 90 days after notice of default; and

•	insolvency or adjudication of bankruptcy or appointment of a receiver not revoked within 90 days (Article VI, Section 2).

      Detroit Edison is required to furnish to the mortgage trustee an opinion of counsel as to recordation of each supplemental indenture and an annual opinion as to recording, filing, re-recording and re-filing of the mortgage and supplements thereto (Article XA, Section 3). Detroit Edison is also required to furnish to the mortgage trustee an annual certificate of its officers as to compliance with certain provisions of the mortgage (Article V, Section 19).

      The holders of a majority in principal amount of the mortgage bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the mortgage (Article VI, Section 15); holders of not less than a majority in principal amount, upon providing reasonable security and indemnity to the mortgage trustee, can require the mortgage trustee to take action toward the execution or enforcement of the trusts created by the mortgage (Article VI, Section 16; Article XII, Section 1(b)(8)).

Provisions Applicable to All Debt Securities Other Than Mortgage Bonds

      We may issue the debt securities in one or more series with the same or various maturities (Section 301). We may issue debt securities solely in fully registered form as registered securities without coupons, solely in bearer form as bearer securities with or without coupons, or both as registered securities and bearer securities (Section 301). Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office referred to below. No service charge will be made to the holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. If we issue debt securities of any series as bearer securities, the prospectus supplement will contain any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities of the series may be exchanged for registered securities of the series and, if permitted by applicable laws and regulations, the terms upon which registered securities of the series may be exchanged for bearer securities of the series, whether such debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for debt securities of such series and the circumstances under which any such exchanges may occur.

      Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the debt securities offered thereby are to be payable at the office or agency of Detroit Edison maintained for such purposes in the city where the principal corporate trust office of the indenture trustee is located, and will initially be the principal corporate trust office of the indenture trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of Detroit Edison by check mailed to the persons in whose names the debt securities are registered at the close of business on the day specified in the prospectus supplement accompanying this prospectus.

      We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may describe the Federal income tax consequences and special considerations applicable to any series in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer

      Debt securities will be exchangeable for other debt securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and stated maturity (as defined in the indenture). Debt securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the indenture trustee or at the office of any transfer agent designated by Detroit Edison for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Such transfer or exchange will be effected upon the books of the indenture trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request (Section 305).

      In the event of any redemption of debt securities, Detroit Edison shall not be required to: (i) issue, register the transfer of or exchange such debt securities during a period beginning at the opening of business 15 days before any selection of such debt securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such debt security, or portion thereof, called for redemption, except the unredeemed portion of any such debt security being redeemed in part (Section 305).

Satisfaction and Discharge

      Detroit Edison shall be deemed to have paid and discharged the indebtedness on all the debt securities of a series and the indenture trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, shall pay, or assign or transfer and deliver to Detroit Edison the related mortgage bond which has been held as security for the debt securities of such series if:

•	Detroit Edison has deposited or caused to be deposited with the indenture trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be; or Detroit Edison has deposited or caused to be deposited with the indenture trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be; and

•	after giving effect to the satisfaction and discharge of the debt securities and to the release from the lien of the indenture of the mortgage bonds related to such debt securities, the aggregate principal amount of the mortgage bonds relating to all outstanding debt securities shall not be less than the aggregate principal amount of (and premium, if any) all outstanding debt securities; and

•	Detroit Edison has paid or caused to be paid all other sums payable with respect to the debt securities of such series (Section 503).

Events of Default

      Any one of the following events will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to pay principal of (or premium, if any) on the debt securities of that series when due;

•	default in the deposit of any sinking fund payment;

•	in the case of debt securities secured by mortgage bonds, failure to comply with the provisions of the relevant mortgage bond as set forth in the indenture;

•	failure to perform any other covenant or warranty of Detroit Edison in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than the debt securities), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving Detroit Edison;

•	in the case of debt securities secured by mortgage bonds, the occurrence of a “default” as such term is defined in the mortgage; and

•	any other event of default provided with respect to the debt securities of that series (Section 601).

      If an event of default with respect to the debt securities of any series occurs and is continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, by notice as provided in the indenture, may declare the principal amount of such debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration (Section 602).

      The indenture provides that within 90 days after the occurrence of any event of default thereunder with respect to the debt securities of any series, the indenture trustee shall transmit, in the manner set forth in the indenture, notice of such event of default to the holders of the debt securities of such series unless such event of default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series, the indenture trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the indenture trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series (Section 701).

      If an event of default occurs and is continuing with respect to the debt securities of any series, the indenture trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings (Section 603).

      The indenture provides that, subject to the duty of the indenture trustee during any default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders shall have offered to the indenture trustee reasonable indemnity (Section 702). Subject to such provisions for the indemnification of the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of such series (Section 612).

Modification and Waiver

      We and the indenture trustee may, without the consent of the holders, modify provisions of the indenture for certain purposes, including curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the indenture trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities,

•	reduce the principal amount of, or premium or interest on, any debt securities,

•	change the place of payment, coin or currency in which any debt securities or any premium or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities (or, in the case of redemption, on or after the redemption date),

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions,

•	change any obligation of Detroit Edison to maintain an office or agency in the places and for the purposes required by the indenture,

•	modify or change any of the provisions in the indenture with respect to the mortgage or any of the provisions of the mortgage or the mortgage bonds in a manner adverse to the holders of the debt securities affected thereby, or

•	modify any of the above provisions (Section 1002).

      The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by Detroit Edison with certain restrictive provisions of the indenture (Section 1109). The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any debt security of that series, or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series (Section 613).

Consolidation, Merger and Sale of Assets

      Detroit Edison may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Detroit Edison or convey, transfer or lease its properties and assets substantially as an entirety to Detroit Edison, provided that any successor person assumes Detroit Edison’s obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met (Section 901).

Security; Pledge of Mortgage Bonds

      Unless otherwise set forth in the applicable prospectus supplement, each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, as set forth below.

      General. In order to secure the obligation of Detroit Edison to pay the principal of (and premium, if any) and interest on the secured debt securities of each series, Detroit Edison will issue and deliver to and pledge with the indenture trustee its mortgage bond (Section 401). The aggregate principal amount of the secured debt securities outstanding and maximum aggregate amount of premium thereon, if any, will not exceed the aggregate principal amount of the related mortgage bonds pledged with and held by the indenture trustee. The mortgage bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related secured debt securities and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related secured debt securities. Payments on the secured debt securities will satisfy payment obligations on the underlying mortgage bonds. The mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on a parity with all other general and refunding mortgage bonds of Detroit Edison. As of March 31, 2001, Detroit Edison had outstanding approximately $2.8 billion aggregate principal amount of general and refunding mortgage bonds. See “Provisions Applicable to General and Refunding Mortgage Bonds.”

      Satisfaction of Payment Obligation on Mortgage Bond. The interest rate on the mortgage bond will be equal to the aggregate interest due on the related secured debt securities. The indenture provides that the obligation of Detroit Edison to make any payment of the principal of (and premium, if any) or interest on the mortgage bond will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the related secured debt securities, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bond at any time shall be deemed to have been satisfied and discharged to the extent that the amount of Detroit Edison’s obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bond exceeds the obligation of Detroit Edison at that time to make any payment of the principal of (and premium, if any) or interest on the related secured debt securities.

      Redemption of Mortgage Bond. Detroit Edison covenants and agrees in the indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any secured debt securities, it will redeem the related mortgage bond in an aggregate principal amount equal to the amount becoming due and payable on such secured debt securities, plus accrued interest; provided, however, that Detroit Edison’s obligation to redeem such mortgage bond will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the secured debt securities, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such secured debt securities shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, Detroit Edison covenants that it will not redeem the mortgage bond or take any action that will result in the mortgage trustee or Detroit Edison incurring an obligation to redeem the mortgage bond (Section 404).

      Surrender and Exchange of Mortgage Bonds. The indenture trustee will surrender to the mortgage trustee for cancellation the mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of any other mortgage bond delivered to and pledged with the indenture trustee pursuant to the indenture in exchange therefor; provided, that the mortgage bonds so delivered to and pledged with the indenture trustee contain no provisions that would impair the benefit of the lien of the mortgage in favor of the holders of the related secured debt securities (Section 406(c)).

Provisions Applicable to Subordinated Debt Securities

General

      Subordinated debt securities will be issued under the indenture and will rank equally with certain other subordinated debt of Detroit Edison that may be outstanding from time to time and will rank junior to all senior indebtedness of Detroit Edison (including any senior debt securities) that may be outstanding from time to time.

Subordination

      The payment of the principal of (and premium, if any) and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the indenture, in right of payment to the prior payment in full of all senior indebtedness of Detroit Edison. (Section 401 of the supplemental indenture creating subordinated debt securities).

      Upon (i) any acceleration of the principal amount due on the subordinated debt securities or (ii) any payment or distribution of assets of Detroit Edison of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of Detroit Edison, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all senior indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the subordinated debt securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of Detroit Edison of any kind or character, whether in cash, property or securities, to which the holders of the subordinated debt securities would be entitled, except for the provisions of the indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the subordinated debt securities upon the senior indebtedness and the holders thereof with respect to the subordinated debt securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by Detroit Edison or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the subordinated debt securities if received by them, directly to the holders of senior indebtedness (pro rata to each such holder on the basis of the respective amounts of senior indebtedness held by such holder) or their representatives, to the extent necessary to pay all senior indebtedness (including interest thereon) in full, in money or money’s worth, after giving effect to any concurrent payments or distribution to or for the holders of senior indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the subordinated debt securities. The consolidation of Detroit Edison with or the merger of Detroit Edison into another person or the liquidation or dissolution of Detroit Edison following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided in the indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

      In the event that any payment or distribution of assets of Detroit Edison of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the holders of subordinated debt securities before all senior indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such senior indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such senior indebtedness may have been issued, as their respective interests may appear, for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

      We will make no payment on account of principal of, premium, if any, sinking funds or interest on the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any senior indebtedness has been made or duly provided for in money or money’s worth in accordance with the terms of such senior indebtedness. We will make no payment on account of principal, premium, if any, sinking funds or interest on the subordinated debt securities if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any senior indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

Subrogation

      From and after the payment in full of all senior indebtedness, the holders of the subordinated debt securities (together with the holders of any other indebtedness of Detroit Edison which is subordinate in right of payment to the payment in full of all senior indebtedness, which is not subordinate in right of payment to the subordinated debt securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of assets or securities of Detroit Edison applicable to the senior indebtedness until the subordinated debt securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of senior indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the subordinated debt securities, shall, as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, be deemed to be a payment by Detroit Edison to or on account of the senior indebtedness, it being understood that these provisions of the indenture are and are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities, on the one hand, and the holders of the senior indebtedness, on the other hand, and nothing contained in the indenture is intended to or shall impair as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, the obligation of Detroit Edison, which is unconditional and absolute, to pay to the holders of the subordinated debt securities the principal of and interest on the subordinated debt securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the subordinated debt securities and creditors of Detroit Edison other than the holders of the senior indebtedness, nor shall anything therein prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default under such subordinated debt security subject to the rights of the holders of senior indebtedness to receive cash, property or securities of Detroit Edison otherwise payable or deliverable to the holders of the subordinated debt securities or to a representative of such holders, on their behalf.

      Except as we may provide in the applicable prospectus supplement and supplemental indenture, the term “senior indebtedness” is defined in the indenture as indebtedness incurred by Detroit Edison for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by Detroit Edison of the foregoing items of indebtedness for money borrowed by persons other than Detroit Edison and all obligations as lessee under any and all leases of property, equipment and other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, unless, in any such case, such indebtedness, guarantee or obligation provides by its terms that it shall not constitute senior indebtedness.

      If we issue subordinated debt securities, we will describe the aggregate principal amount of senior indebtedness outstanding as of a recent date in the applicable prospectus supplement. The indenture does not restrict the amount of senior indebtedness that Detroit Edison may incur.

Book-Entry Securities

      Unless we otherwise specify in the applicable prospectus supplement, we will issue to investors securities in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless we otherwise specify in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, we expect Cede to be the initial registered holder of all securities that are issued in book-entry form.

      No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

      Upon the issuance of such book-entry security, DTC or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the debt securities represented by such book-entry security. Ownership of beneficial interests in such book-entry security will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in such book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC. Ownership of beneficial interests in such book-entry security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such book-entry security.

      We will make payment of principal of and interest on the debt securities to DTC or its nominee, as the case may be, as the sole registered owner and holder of the book-entry security for all purposes under the indenture.

      Detroit Edison has been advised by DTC that upon receipt of any payment of principal of or interest on any book-entry security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such book-entry security as shown on the records of DTC. Payments by participants to owners of beneficial interests in such book-entry security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

      So long as DTC, or its nominee, is the registered owner of a book-entry security, or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry security for the purposes of receiving payment on such debt securities, receiving notices and for all other purposes under the indenture and such debt securities. Beneficial interests in any series of debt securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any book-entry security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such book-entry security must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

      DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

      Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited. Under its usual procedures, DTC mails an omnibus proxy to Detroit Edison as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s (DTC’s partnership nominee) consenting or voting rights to those participants to whose accounts the debt securities of a series are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      None of Detroit Edison, the trustees or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

Concerning the Trustees

      Bank One Trust Company, National Association is the trustee under the indenture and an affiliate of First Chicago Trust Company of New York, the trustee under the mortgage. Affiliates of the trustees act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of the trustees, should they become creditors of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by them in respect of any such claims, as security or otherwise. The trustees are permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if the trustees acquire any conflicting interests they must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.

Plan of Distribution

       Detroit Edison may sell the debt securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

      Detroit Edison may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell debt securities on a continuing basis.

      If Detroit Edison uses underwriters for a sale of debt securities, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the debt securities offered if any of those debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

      Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from Detroit Edison and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. Detroit Edison may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of debt securities will be a new issue with no established trading market. Detroit Edison may elect to list any class or series of debt securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Detroit Edison cannot give any assurance as to the liquidity of the trading market for any of the debt securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Legal Matters

       The validity of the debt securities will be passed upon for Detroit Edison by T.A. Hughes, Vice President and General Counsel. In addition, other customary legal matters relating to the offering of the debt securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for Detroit Edison by T.A. Hughes, Vice President and General Counsel. Mr. Hughes beneficially owns approximately 800 shares of DTE common stock and holds options to purchase an additional 30,750 shares. Except as otherwise set forth in a prospectus supplement, the validity of the debt securities will be passed upon for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

Experts

       The financial statements and the related financial statement schedule of The Detroit Edison Company incorporated in this prospectus by reference from The Detroit Edison Company’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Detroit Edison’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Where You Can Find More Information

       We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at:

•	450 Fifth Street, N.W. Washington, D.C. 20549;

•	7 World Trade Center New York, New York 10048; and

•	Citicorp Center 500 West Madison Street Chicago, Illinois 60661.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

      You can also inspect reports and other information about Detroit Edison at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Until we sell all of the debt securities covered by this prospectus, we incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 1, 2001 (including information specifically incorporated by reference into Detroit Edison’s Form 10-K from DTE’s definitive Proxy Statement for its 2001 annual meeting of shareholders, filed on March 26, 2001);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 11, 2001.

      Each of these documents is available from the Securities and Exchange Commission’s web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Detroit Edison, at our principal executive office, which is:

The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226-1279
(313) 235-8000

      Our web site address is http://www.detroitedison.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Detroit Edison has not authorized anyone to provide you with different information.

      Detroit Edison is not making an offer of the debt securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.